Camber Energy, Inc. 8-K

Exhibit 2.3

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Second Amendment to Agreement and Plan of Merger (this “Agreement”), dated and effective as of June 15, 2020 (the “Effective Date”), amends that certain Agreement and Plan of Merger dated February 3, 20201, as amended by the First Amendment thereto dated on or around May 27, 20202 (as amended to date, the “Plan of Merger”), by and between Viking Energy Group, Inc., a Nevada corporation (“Viking”), and Camber Energy, Inc., a Nevada corporation (“Camber”). Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Plan of Merger.

WHEREAS, Camber and Viking desire to amend the Plan of Merger on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the parties hereby acknowledge and confirm the receipt and sufficiency thereof, the parties hereto agree as follows:

1.       Amendments to Plan of Merger. Effective as of the Effective Date, Section 8.1(c) of the Plan of Merger is amended and restated to provide as follows:

“(c) by either Viking or Camber if the Merger shall not have been consummated on or before September 30, 2020, provided that either Camber or Viking shall have the right to extend such date from time to time, until up to December 31, 2020, in the event that Camber has not fully resolved SEC comments on the S-4 or other SEC filings related to the Merger, and Camber is responding to such comments in a reasonable fashion (as extended, the “Termination Date”), unless the failure of the Closing to occur by such date shall be principally due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;”

2.       Consideration. Each of the parties agrees and confirms by signing below that they have received valid consideration in connection with this Agreement and the transactions contemplated herein.

3.       Mutual Representations, Covenants and Warranties. Each of the parties, for themselves and for the benefit of each of the other parties hereto, represents, covenants and warranties that:

(a)       Such party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

(b)       The execution and delivery by such party and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such party is bound or affected; and

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1 https://www.sec.gov/Archives/edgar/data/1309082/000158069520000068/ex2-1.htm

2 https://www.sec.gov/Archives/edgar/data/1309082/000158069520000211/ex2-2.htm

Second Amendment to Agreement and Plan of Merger

(c)       Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

4.       Further Assurances. The parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

5.       Effect of Agreement. Upon the effectiveness of this Agreement, each reference in the Plan of Merger to “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Plan of Merger as modified or amended hereby.

6.       Plan of Merger to Continue in Full Force and Effect. Except as specifically modified or amended herein, the Plan of Merger and the terms and conditions thereof shall remain in full force and effect.

7.       Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the parties, whether written, oral or otherwise.

8.       Construction. In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.

9.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to conflicts of law principles except to the extent that United States federal law preempts Nevada law, in which case United States federal law (including, without limitation, copyright, patent and federal trademark law) shall apply, without reference to conflicts of law principles.

10.       Heirs, Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party shall be able to assign this Agreement without the prior written consent of the other party; provided, that, either party can assign this Agreement to a successor to all or substantially all of its business to which this Agreement relates, whether by asset sale, merger, reorganization or otherwise.

11.       Counterparts and Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

Second Amendment to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written to be effective as of the Effective Date.

“Camber”

CAMBER ENERGY, INC.

/s/ Louis G. Schott

Name:  Louis G. Schott

Title:  Interim Chief Executive Officer

“Viking”

VIKING ENERGY GROUP, INC.

/s/ James A. Doris

Name:  James A. Doris

Title:  Chief Executive Officer

Second Amendment to Agreement and Plan of Merger